Exhibit 99.1

Contact:	Media: Brenda Hines 1-313-594-1099	Fixed Income Investment Community: David Dickenson 1-313-621-0881
	bhines1@ford.com	ddickens@ford.com

FOR IMMEDIATE RELEASE

FORD MOTOR CREDIT EARNS $775 MILLION IN 2007*
Fourth Quarter 2007 Earnings of $186 Million Reported

DEARBORN, Mich., January 24, 2008 – Ford Motor Credit Company reported net income of $775 million in 2007, down $508 million from earnings of $1,283 million a year earlier.  On a pre-tax basis, Ford Motor Credit earned $1,215 million in 2007, down $738 million from 2006.  The decrease in full year earnings primarily reflected the non-recurrence of credit loss reserve reductions, higher borrowing costs, higher depreciation expense for leased vehicles and higher costs due to our North American business transformation initiative.  These were offset partially by lower net losses related to market valuation adjustments from derivatives and lower expenses primarily reflecting improved operating costs.

In the fourth quarter of 2007, Ford Motor Credit's net income was $186 million, down $93 million from a year earlier.  On a pre-tax basis, Ford Motor Credit earned $263 million in the fourth quarter, compared with $406 million in the previous year.  The decrease in fourth quarter earnings primarily reflected the non-recurrence of credit loss reserve reductions, higher borrowing costs and higher depreciation expense for leased vehicles, offset partially by lower expenses and the non-recurrence of losses related to market valuation adjustments from derivatives.

"We had a good year in 2007 with a business that performed consistently and predictably," said Mike Bannister, chairman and CEO.  "With our sound business fundamentals, we have a strong foundation for the future."

Ford Motor Credit expects its earnings in 2008 to be about equal to its earnings in 2007.

On December 31, 2007, Ford Motor Credit's on-balance sheet net receivables totaled $141 billion, compared with $135 billion at year-end 2006.  Managed receivables were $147 billion, down from $148 billion a year ago.

On December 31, 2007, managed leverage was 9.8 to 1.

Ford Motor Credit Company LLC is one of the world's largest automotive finance companies and has supported the sale of Ford Motor Company products since 1959.  Ford Motor Credit is an indirect, wholly owned subsidiary of Ford.  It provides automotive financing for Ford, Lincoln, Mercury, Jaguar, Land Rover, Mazda and Volvo dealers and customers.  More information can be found at http://www.fordcredit.com and at Ford Motor Credit's investor center, http://www.fordcredit.com/investorcenter/.

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*	The financial results discussed herein are presented on a preliminary basis; final data will be included in our Annual Report on Form 10-K for the year ended December 31, 2007.
# # #

Cautionary Statement Regarding Forward Looking Statements

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

Automotive Related:
•	Continued decline in Ford's market share;
•	Continued or increased price competition for Ford vehicles resulting from industry overcapacity, currency fluctuations or other factors;
•	An increase in or acceleration of market shift away from sales of trucks, sport utility vehicles, or other more profitable vehicles, particularly in the United States;
•	A significant decline in industry sales and our financing of those sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events or other factors;
•	Lower-than-anticipated market acceptance of new or existing Ford products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past or may in the future require Ford to provide financial support or take other measures to ensure supplies of components or materials;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Inability to implement Memorandum of Understanding with UAW to fund and discharge retiree health care obligations because of failure to obtain court approval or otherwise;
•	The discovery of defects in Ford vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions (e.g., CO2), fuel economy or other regulation resulting in higher costs, cash expenditures and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in Ford products or otherwise;
•
A change in Ford’s requirements for parts or materials where it has entered into long-term supply arrangements that commit it to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay contracts");

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on Ford’s operations resulting from geo-political or other events;
•	Substantial negative operating-related cash flows for the near- to medium-term affecting Ford’s ability to meet its obligations, invest in its business or refinance its debt;
•
Substantial levels of indebtedness adversely affecting Ford’s financial condition or preventing Ford from fulfilling its debt obligations (which may grow because Ford is able to incur substantially more debt, including additional secured debt);

Ford Credit Related:
•
Inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruptions or otherwise;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to our finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions;
•	Changes in Ford’s operations or changes in Ford’s marketing programs could result in a decline in our financing volumes;

General:
•	Labor or other constraints on Ford's or our ability to restructure its or our business;
•	Substantial pension and postretirement healthcare and life insurance liabilities impairing Ford’s or our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	Currency or commodity price fluctuations; and
•	Changes in interest rates.

We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional discussion of these risk factors, see Item 1A of Part I of our 2006 10-K Report and Item 1A of Part I of Ford's 2006 10-K Report.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY
CONSOLIDATED STATEMENT OF INCOME
(in millions)

	Fourth Quarter		Full Year
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Financing revenue
Operating leases	$1,680	$1,465	$6,343	$5,608
Retail	895	879	3,475	3,649
Interest supplements and other support costs earned from affiliated companies	1,214	1,004	4,592	3,487
Wholesale	525	571	2,132	2,419
Other	41	52	174	215
Total financing revenue	4,355	3,971	16,716	15,378
Depreciation on vehicles subject to operating leases	(1,667)	(1,370)	(6,188)	(5,189)
Interest expense	(2,166)	(2,096)	(8,630)	(7,818)
Net financing margin	522	505	1,898	2,371
Other revenue
Investment and other income related to sales of receivables	83	126	391	668
Insurance premiums earned, net	39	40	169	182
Other income, net	398	330	1,362	1,019
Total financing margin and other revenue	1,042	1,001	3,820	4,240
Expenses
Operating expenses	478	547	1,929	2,038
Provision for credit losses	287	31	588	95
Insurance expenses	14	17	88	154
Total expenses	779	595	2,605	2,287
Income before income taxes	263	406	1,215	1,953
Provision for income taxes	83	127	446	670
Income before minority interests	180	279	769	1,283
Minority interests in net income of subsidiaries	0	0	0	0
Income from continuing operations	180	279	769	1,283
Gain on disposal of discontinued operations	6	—	6	—
Net income	$186	$279	$775	$1,283

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY
CONSOLIDATED BALANCE SHEET
(in millions)

	December 31,
	2007	2006
ASSETS	(Unaudited)
Cash and cash equivalents	$14,137	$12,331
Marketable securities	3,155	10,161
Finance receivables, net	111,468	109,405
Net investment in operating leases	29,663	25,939
Retained interest in securitized assets	653	990
Notes and accounts receivable from affiliated companies	906	950
Derivative financial instruments	2,811	2,445
Other assets	6,230	5,752
Total assets	$169,023	$167,973

LIABILITIES AND SHAREHOLDER'S INTEREST/EQUITY
Liabilities
Accounts payable
Customer deposits, dealer reserves and other	$1,837	$1,509
Affiliated companies	2,308	3,648
Total accounts payable	4,145	5,157
Debt	139,411	139,740
Deferred income taxes	5,380	6,783
Derivative financial instruments	1,376	937
Other liabilities and deferred income	5,314	3,588
Total liabilities	155,626	156,205

Minority interests in net assets of subsidiaries	3	3

Shareholder's interest/equity
Capital stock and paid in surplus	—	5,149
Shareholder's interest	5,149	—
Accumulated other comprehensive income	1,730	825
Retained earnings	6,515	5,791
Total shareholder's interest/equity	13,394	11,765
Total liabilities and shareholder's interest/equity	$169,023	$167,973

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
OPERATING HIGHLIGHTS

	Fourth Quarter		Full Year
	2007	2006	2007	2006
Financing Shares
United States
Financing share – Ford, Lincoln and Mercury
Retail installment and lease	32%	33%	38%	44%
Wholesale	78	80	78	80

Europe
Financing share – Ford
Retail installment and lease	27%	30%	26%	27%
Wholesale	96	95	96	95

Contract Volume – New and used retail/lease (in thousands)
North America segment
United States	248	262	1,256	1,574
Canada	38	43	186	189
Total North America segment	286	305	1,442	1,763

International segment
Europe	155	171	696	711
Other international	48	52	207	233
Total International segment	203	223	903	944
Total contract volume	489	528	2,345	2,707

Borrowing Cost Rate*	6.2%	5.9%	6.1%	5.5%

Charge-offs (in millions)
On-Balance Sheet Receivables
Retail installment & lease	$220	$158	$608	$465
Wholesale	(8)	19	17	44
Other	4	12	7	14
Total charge-offs– on-balance sheet receivables	$216	$189	$632	$523

Total loss-to-receivables ratio	0.61%	0.56%	0.46%	0.39%

Managed Receivables**
Retail installment & lease	$237	$179	$673	$551
Wholesale	(8)	19	17	44
Other	4	12	7	14
Total charge-offs – managed receivables	$233	$210	$697	$609

Total loss-to-receivables ratio	0.62%	0.56%	0.47%	0.41%

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*         On-balance sheet debt, includes the effects of derivatives and facility fees
**       See appendix for additional information

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Motor Credit's financial performance, Ford Motor Credit management uses financial statements and other financial measures in accordance with Generally Accepted Accounting Principles ("GAAP").  Included below are brief definitions of key terms, information about the impact of on-balance sheet securitization and a reconciliation of non-GAAP measures to GAAP.

NON-GAAP MEASURES AND KEY TERMS:
•	Managed receivables: receivables reported on Ford Motor Credit's balance sheet and receivables Ford Motor Credit sold in off-balance sheet securitizations and continues to service
•
Charge-offs on managed receivables:  charge-offs associated with receivables reported on Ford Motor Credit's balance sheet and charge-offs associated with receivables that Ford Motor Credit sold in off-balance sheet securitizations and continues to service

•	Equity: shareholder's interest and historical stockholder's equity reported on Ford Motor Credit's balance sheet

IMPACT OF ON-BALANCE SHEET SECURITIZATION:  Finance receivables (retail and wholesale) and net investment in operating leases reported on Ford Motor Credit's balance sheet include assets included in securitizations that do not qualify for accounting sale treatment.  These assets are available only for repayment of the debt or other obligations issued or arising in the securitization transactions; they are not available to pay the other obligations of Ford Motor Credit or the claims of Ford Motor Credit's other creditors.  Debt reported on Ford Motor Credit's balance sheet includes obligations issued or arising in securitizations that are payable only out of collections on the underlying securitized assets and related enhancements.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Managed Leverage Calculation	December 31,	December 31,
	2007	2006
	(in billions)
Total debt	$139.4	$139.7
Securitized off-balance sheet receivables outstanding	6.0	12.2
Retained interest in securitized off-balance sheet receivables	(0.7)	(1.0)
Adjustments for cash and cash equivalents, and marketable securities*	(16.7)	(21.8)
Adjustments for hedge accounting on total debt	0.0	(0.1)
Total adjusted debt	$128.0	$129.0

Total shareholder's equity (including minority interest)	$13.4	$11.8
Adjustments for hedge accounting on equity	(0.3)	(0.5)
Total adjusted equity	$13.1	$11.3

Managed leverage (to 1) = adjusted debt / adjusted equity	9.8	11.4
Memo: Financial statement leverage (to 1) = total debt / total shareholder's equity	10.4	11.9

Net Finance Receivables and Operating Leases	Managed Receivables
	On-Balance	Off-Balance
	Sheet	Sheet	Total
December 31, 2007	(in billions)
Retail installment	$73.3	$6.0	$79.3
Wholesale	34.7	—	34.7
Other finance receivables	3.4	—	3.4
Net investment in operating leases	29.7	—	29.7
Total net finance receivables and operating leases	$141.1	$6.0	$147.1

December 31, 2006
Retail installment	$70.4	$12.2	$82.6
Wholesale	35.2	—	35.2
Other finance receivables	3.8	—	3.8
Net investment in operating leases	25.9	—	25.9
Total net finance receivables and operating leases	$135.3	$12.2	$147.5

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*  Excludes marketable securities related to insurance activities.